                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)



                                Dril-Quip, Inc.
    ----------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
    ----------------------------------------------------------------------
                        (Title of Class of Securities)


                                  262037 10 4
                         -----------------------------
                                (CUSIP Number)


Check the appropriate box to designate the rule for pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO.  262037 10 4                                  PAGE  2 OF  8 PAGES
           --------------                                      --    --
===============================================================================

      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Gary W. Loveless
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               730,502

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                730,502

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          730,502
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          4.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
          IN
==============================================================================

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  CUSIP NO.  262037 10 4                                  PAGE  3 OF  8 PAGES
           --------------                                      --    --
===============================================================================

      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Loveless Enterprises, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               730,250

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                730,250

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          730,250
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          4.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
          PN
==============================================================================

===============================================================================

ITEM 1.

     (a) Name of Issuer                  Dril-Quip, Inc.

     (b) Address of Issuer's             13550 Hempstead Highway
         Principal Executive Offices     Houston, Texas 77040



ITEM 2.

     (a) Name of Person Filing           Gary W. Loveless and Loveless
                                         Enterprises, Ltd.

     (b) Address of Principal            13550 Hempstead Highway
         Business Office:                Houston, Texas 77040

     (c) Citizenship                     U.S. (Loveless Enterprises, Ltd. is a
                                         limited partnership organized under the
                                         laws of the State of Texas)

     (d) Title of Class of Securities    Common Stock

     (e) CUSIP Number                    262037 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR
        13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned by Gary W. Loveless:           730,502/(1)/

     (b)  Percent of class Beneficially Owned by Gary W. Loveless:   4.2%/(1)/


     (c)  Number of shares as to which Gary W. Loveless has:

          (i)   Sole power to vote or to direct the vote:          730,502/(1)/

          (ii)  Shared power to vote or to direct the vote:          None

          (iii) Sole power to dispose or to direct the
                disposition of:                                    730,502/(1)/

          (iv)  Shared power to dispose or to direct the
                disposition:                                         None

     (d)  Amount beneficially owned by Loveless Enterprises Ltd.:  730,502

     (e)  Percent of class Beneficially Owned by Loveless
          Enterprises, Ltd.:                                         4.2%

     (f)  Number of shares as to which Loveless Enterprises Ltd. has:

          (i)   Sole power to vote or to direct the vote:          730,250

          (ii)  Shared power to vote or to direct the vote:          None

          (iii) Sole power to dispose or to direct the
                disposition of:                                    730,250

          (iv)  Shared power to dispose or to direct the
                disposition:                                       None


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

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===============================================================================

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

          Not Applicable

ITEM 10. CERTIFICATION

          Not Applicable

Explanation of Responses:

     (1) Includes (i) 252 shares of Common Stock owned directly by Mr. Loveless and (ii) 730,250 shares of Common Stock owned directly by Loveless Enterprises, Ltd., as to which Mr. Loveless, as sole manager of Loveless Interests, L.L.C., its general partner, exercises sole voting and dispositive power. Because Mr. Loveless exercises sole voting and dispositive power with respect to these shares, he may be deemed to be an indirect beneficial owner of these shares for purposes of Rule 13d-3.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2000

                                              /s/ Gary W. Loveless
                                              ----------------------------------
                                              Gary W. Loveless



                                              LOVELESS ENTERPRISES, LTD.


                                              BY: LOVELESS INTERESTS, L.L.C.,
                                                  its General Partner




                                              By: /s/ Gary W. Loveless
                                                 -----------------------------
                                                 Gary W. Loveless, Manager

                                   AGREEMENT

     The undersigned hereby agree in writing pursuant to the provisions of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, that the
Schedule 13G to which this Agreement is attached is filed on behalf of each of the undersigned.



Dated:  June 9, 2000
                                              /s/ Gary W. Loveless
                                              ----------------------------------
                                              Gary W. Loveless



                                              LOVELESS ENTERPRISES, LTD.


                                              BY: LOVELESS INTERESTS, L.L.C.,
                                                  its General Partner




                                              By: /s/ Gary W. Loveless
                                                 -----------------------------
                                                 Gary W. Loveless, Manager